Exhibit 99.1

Central Virginia Bankshares, Inc. Reports GSE Preferred Stock Valuation

POWHATAN, VA., September 10, 2008 / PR Newswire- First Call / - Central Virginia

Bankshares, Inc., the parent company of Central Virginia Bank reported today that the bank holds

Fannie Mae and Freddie Mac perpetual preferred stock at a cost of approximately $17.9 million.

These bank eligible securities have been held in the available for sale investment portfolio of the bank. The majority of these securities were purchased by the bank prior to December 2003.

As a result of the government takeover and conservatorship of Fannie Mae and Freddie Mac, and the announcement of the suspension of payment of dividends on the preferred stock, the Company estimates that as of September 9, 2008, these holdings have declined in value by approximately

$16.6 million. However the precise amount of loss may be difficult to determine due to the significant volatility in the current market values of these securities. Further, in the future, there is the possibility that these securities may increase in value should the financial condition of Fannie

Mae and Freddie Mac stabilize, the government intervention end, and the companies resume the payment of dividends.

The Company believes that despite any losses resulting from the decline in market value, the bank will be “adequately capitalized” under the current regulatory requirements. “This is certainly an unpleasant pill to swallow,” said Ralph Larry Lyons, President and CEO, “however, Central

Virginia Bank remains a sound financial institution with total regulatory capital of approximately

$33.5 million remaining after recognizing the estimated non-cash write down associated with the decline in value of the Government Sponsored Enterprise (GSE) stocks. Following the third quarter,

we anticipate continuation of reasonable profits in subsequent quarters. We are absolutely confident that we will weather this storm.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-

looking statements are based on management’s current knowledge, assumptions, and analyses,

which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic,

competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year-old, $507 million community bank with its headquarters in Powhatan County and six other full service banking offices, two in the adjacent County of Cumberland, three offices in western Chesterfield

County and one office in western Henrico County, adjacent to, and part of the greater Richmond,

Virginia metropolitan area.

SOURCE	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of
Central Virginia Bankshares, Inc., 804-403-2002